UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2017

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36366	46-1119100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607
(Address of principal executive offices, including Zip Code)

(813) 579-6213

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark weather the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 Other Events

1347 Property Insurance Holdings, Inc. (the “Company,” or “we”), through its wholly owned subsidiary, Maison Insurance Company (“Maison”), has agreed upon the terms of its excess of loss catastrophe reinsurance program for the 2017 – 2018 treaty year beginning June 1, 2017 and ending May 31, 2018. The catastrophe excess of loss reinsurance program will reimburse Maison for losses under its insurance policies resulting from events affecting multiple policies. The counterparties to the reinsurance program are reinsurers that currently have an A.M. Best or Standard & Poors rating of A- or higher, a Moody’s rating of Aa3 or higher, or, absent such rating, have fully collateralized their maximum potential obligations in dedicated trusts.

Under our traditional catastrophe excess of loss contracts we can recover up to $170 million in excess of a $5 million retention per occurrence. Each layer of the traditional catastrophe excess of loss contracts includes one reinstatement. We have purchased reinstatement premium protection contracts to fully indemnify us against the potential cost of reinstatement premiums under the traditional catastrophe excess of loss contracts. We have also purchased a catastrophe aggregate reinsurance contract providing $25 million of coverage with no reinstatement. The catastrophe aggregate contract can be used to indemnify us against large losses above $175 million per event or an aggregation of small losses subject to a franchise deductible of $250,000 per event and an otherwise recoverable amount equal to $7 million. This $25 million of coverage limit applies to total recoveries across all events occurring during the term of the agreement. The Company also purchases per risk reinsurance having a retention of $400,000 with a limit of $1,600,000.

The Company estimates that the total cost of its reinsurance program will be approximately $24.5 million for the 2017-2018 treaty-year. The total cost for the 2016-2017 treaty-year was approximately $21.7 million. The estimated cost and amounts of the 2017-2018 reinsurance program are based on our current analysis of Maison’s exposure to catastrophic risk and will ultimately be determined based upon the exposures we insure as of September 30, 2017. From year-to-year, both the availability of reinsurance and the costs associated with the acquisition of reinsurance will vary. Any catastrophic event or multiple catastrophes could have a material adverse effect on the Company’s results of operations, financial condition and liquidity.

Forward Looking Statements

This Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements.  For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.  Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2017

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:	/s/ John S. Hill
John S. Hill
Vice President and Chief Financial Officer